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                          LOAN AND SECURITY AGREEMENT


                                     among


                                 SOVEREIGN BANK


                                      and


                          MORO/RADO ACQUISITION CORP.


                                      and


                                MORO CORPORATION











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


                                TABLE OF CONTENTS

ARTICLE I   DEFINITIONS...........................................4

1.1   Definitions.................................................4
1.2   Undefined Terms; Accounting Terms...........................6

ARTICLE 2   AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT,
TERM LOAN AND ACQUISITION TERM LOAN...............................6
2.1   Line of Credit Facility.....................................6
2.2   Line of Credit Note.........................................7
2.5   Acquisition Term Loan.......................................8
2.6   Acquisition Term Note.......................................8
2.7   Payments....................................................8
2.8   Computations................................................9
2.9   Confirmation of Borrowers= Liabilities......................9
2.10  Late Charge.................................................9

ARTICLE 3   SECURITY INTEREST.....................................9
3.1   Grant of Security Interest and Assignment of Accounts.......9
3.2   Future Advances............................................11
3.3   Additional Security........................................11
3.4   Perfection of Security Interest............................11
3.5   Power of Attorney..........................................11
4.1   Organization, Qualification................................12
4.2   Affiliations; Fictitious Names.............................12
4.3   Authority, Authorization...................................13
4.4   Enforceability.............................................13
4.5   Conflicts..................................................13
4.6   Litigation.................................................14
4.7   Compliance with Laws.......................................14
4.8   Taxes......................................................14
4.9   Financial Condition........................................15
4.10  Accounts...................................................15
4.11  Equipment and Inventory....................................15
4.12  Collateral.................................................16
4.13  Contingent Liabilities.....................................16
4.14  Trademarks, Tradenames, Patents and Copyrights.............16
4.15  ERISA......................................................16
4.16  Operations of Moro Acquisition.............................17
4.17  Labor......................................................17
4.18  COBRA Continuation Coverage................................17
4.19  Environmental Representations, Obligations and Covenants...17

ARTICLE 5   CONDITIONS OF LENDING................................19
5.1   Loan Documents.............................................19
5.2   Representations, Warranties................................19
5.3   Defaults...................................................19

5.4   Certificates, Supporting Documents.........................19
5.5   Collateral Security Documents..............................20
5.6   Insurance..................................................20
5.7   Equity Investment..........................................20
5.8   Acquisition Documents......................................20
5.9   Landlord's Waiver..........................................20
5.10  Evidence of Bonding........................................20

ARTICLE 6   AFFIRMATIVE COVENANTS................................20
6.1   Financial Statements.......................................20
6.2   Maximum Funded Senior Debt/Tangible Capital Funds Ratio....22
6.3   Minimum Tangible Capital Funds.............................22
6.4   Debt Coverage Ratio........................................22
6.5   Minimum Net Working Capital................................22
6.6   Liabilities................................................22
6.7   ERISA......................................................22
6.8   Notice of Default, Labor Troubles, Litigation..............22
6.9   Corporate Existence, Properties............................23
6.10  Insurance..................................................23
6.11  Policies; Proceeds.........................................23
6.12  Books, Records, Audits.....................................23
6.13  Returned Merchandise.......................................24
6.14  Taxes, Etc.................................................24
6.15  Compliance with Laws.......................................24
6.16  Banking Relationship.......................................24
6.17  Financial Condition........................................24
6.18  Use of Proceeds............................................24
6.19  Guarantor's Financial Statements...........................24

ARTICLE 7   NEGATIVE COVENANTS...................................24
7.1   Debt.......................................................24
7.2   Liens......................................................25
7.3   Endorsements, Etc..........................................26
7.4   Change in Business; Mergers, Consolidations................26
7.5   Control....................................................26
7.6   Subsidiaries...............................................26
7.7   Contingent Liabilities.....................................26
7.8   Sales and Lease-Backs......................................26
7.9   Limitation of Leases.......................................26
7.10  Voluntary Prepayments, Modification of Debt Instruments....26
7.11  Removal and Protection of Property.........................27
7.12  Transactions with Affiliates...............................27
7.13  Disposition of Assets......................................27
7.14  Disposition of Accounts....................................27
7.15  Capital Expenditures.......................................27

ARTICLE 8   EVENTS OF DEFAULT, REMEDIES..........................28
8.1   Events of Default..........................................28
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8.2   Acceleration and Termination of Commitments................29
8.3   Right of Set-Off...........................................30
8.4   Marshalling................................................30
8.5   Cumulative Remedies........................................30

ARTICLE 9   MISCELLANEOUS........................................31
9.1   Waivers....................................................31
9.2   Notices....................................................31
9.3   Legal Costs; Filing Costs..................................32
9.4   Right of Entry.............................................32
9.5   Warrant to Confess Judgment in Replevin....................32
9.6   No Waiver..................................................33
9.7   Application of Proceeds....................................33
9.8   Representation, Warranties.................................33
9.9   Successors.................................................34
9.10  Governing Law..............................................34
9.11  Headings...................................................34
9.12  Severability...............................................34
9.13  Entire Agreement...........................................34
9.14  Location of Business; Inventory; Records...................34
9.15  Conflicting Provisions.....................................34
9.16  Submission to Jurisdiction.................................34

                          LOAN AND SECURITY AGREEMENT

                                     among

                                 SOVEREIGN BANK

                                      and

                          MORO/RADO ACQUISITION CORP.

                                      and

                                MORO CORPORATION


   LOAN AND SECURITY AGREEMENT, (the "Agreement") dated September 30, 2002, among SOVEREIGN BANK (the "Bank"), a federally-chartered, SAIF-insured savings institution with offices at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610; MORO/RADO ACQUISITION CORP., a Pennsylvania corporation ("Borrower"), with offices at 111 Presidential Boulevard, Suite 240, Bala Cynwyd, Pennsylvania 19004; and MORO CORPORATION, a Delaware corporation ("Guarantor").

Borrower and Bank, intending to be legally bound, hereby agree as follows.

                                   ARTICLE 1
                                  DEFINITIONS

   1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings when such terms are capitalized in the text including when such terms are used in the definition of other defined terms in
Article 1:

   Account Debtor. The party who is obligated on or under any Account.

   Acquisition Documents. "Acquisition Documents" shall mean the Asset Purchase Agreement, the Seller Note and all other agreements, documents and/or instruments executed and delivered by Borrower to Seller in connection with the acquisition of Seller's assets.

   Acquisition Term Loan. The meaning provided at Section 2.3 hereof.

   Acquisition Term Note. The term note executed by Borrower in the principal amount specified in Section 2.4 hereof and in the form of Exhibit "B" attached hereto and made a part hereof.

   Advances. "Advances" shall have the meaning given to such term in Section 2.1(a) hereof.
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   Affiliate. With respect to any Person, another Person directly or indirectly
Controlling, Controlled by or under common Control with any such Person.

   Agreement. This Loan and Security Agreement and all amendments, modifications and supplements hereto and restatements hereof.

   Bank. Sovereign Bank, a federally-chartered, SAIF-insured savings institution, or any successor bank.

   Bankruptcy Code. Bankruptcy Form Act of 1994 and all similar or successor statutes, and all rules and regulations of Federal agencies and authorities promulgated under those statutes, all as they have been and may be amended from time to time.

   Borrowing Base. At any time, an amount equal to: (i) 80% of Qualified Accounts less than 90 days from invoice date plus (ii) 60% of Qualified Inventory, with borrowings against inventory capped at $300,000.00.

   Borrowing Date. Each date upon which the Bank makes an Advance to Borrower.

   Borrower. Moro/Rado Acquisition Corp., a Pennsylvania corporation.

   Business Day. A day other than a Saturday, Sunday or Holiday on which the Bank is open for the transaction of banking business.

   Code. The Internal Revenue Code of 1986, as amended.

   Collateral. "Collateral" shall have the meaning given to such term in Section
3.1 hereof.

   Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

   Controlled Group. "Controlled Group" shall have the meaning set forth for "Controlled group of corporations" at Section 1563 of the Code.

   Current Assets. The aggregate amount carried as current assets on the books of Borrower; provided, however, that in no event shall Current Assets include any deferred assets, other than prepaid items such as insurance, taxes, interest, commissions, rents, royalties, and similar items or any other items that are not treated as current assets under generally accepted accounting principles consistently applied.

   Current Liabilities. The aggregate amount carried as liabilities on the books of Borrower for accounts payable, accrued salaries, accrued expenses, current taxes, current rent or lease payments, installments of long-term Debt which are due on demand or within one (1) year after the date as of which Current Liabilities are to be determined, any other Debt due on demand or within one (1)

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year after the date as of which Current Liabilities are to be determined, and any other amounts that are treated as current liabilities under generally accepted accounting principles consistently applied.

   Debt. (a) All items of indebtedness or liability which, in accordance with generally accepted accounting principles consistently applied, would be included in determining total liabilities as shown on a balance sheet as of the date as of which the Debt is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby is an obligation of such entity, and (c) guaranties, endorsements (other than for purposes of collection in the ordinary course of business), other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others, and other contingent obligations of a type described in
Section 7.8 hereof.

   Debt Coverage Ratio. "Debt Coverage Ratio" shall mean Borrower's net income plus depreciation, amortization and interest expense divided by the current portion of long-term Debt plus interest expense.

   Default. Any event specified in Section 8.1 of this Agreement, whether or not any requirement for notice or passage of time or any other condition has been satisfied.

   ERISA. The Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

   Event of Default. Any event specified in Section 8.1 of this Agreement, provided that any requirement for notice or passage of time or any other condition has been satisfied.

   Guarantor. Moro Corporation, a Delaware corporation.

   Landlord's Waiver. The Landlord's Waiver substantially in the form of Exhibit "C" attached hereto and made a part hereof.

   Liabilities. The obligations of Borrower to the Bank:

         (a) To pay the principal of and all interest on the Notes in accordance with the terms thereof, to pay all other amounts due by Borrower in accordance with the terms hereof, and to satisfy all of Borrower's liabilities to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, primary or secondary, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor and liabilities of Borrower which the Bank may have obtained by assignment, subrogation, or otherwise, and all liabilities of Borrower as guarantor, surety or endorser of the obligations of any third party or parties to the Bank;

         (b) To repay the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of Borrower, including, but without limitation, advances for principal or interest, payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, securities, registration fees, or agency fees for any of the Collateral;

         (c) To reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation of and closing under this Agreement and the administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), unless any of the foregoing are occasional as a result of the Bank's willful misconduct or gross negligence.

   Line of Credit Facility. The meaning provided at Section 2.1 hereof.

   Line of Credit Note. The line of credit note executed by Borrower in the principal amount specified in Section 2.2 hereof and in the form of Exhibit "A" attached hereto and made a part hereof.

   Loans. The Line of Credit Facility and the Acquisition Term Loan.

   Loan Account. "Loan Account" shall mean the account of Borrower on the books of the Bank in which are recorded, inter alia, the Advances and the payments of principal and interest made by Borrower to the Bank.

   Loan Documents. Individually and collectively, this Agreement, the Notes, the Surety Agreement and all other existing and future agreements, pledges, instruments, documents, assignments, leases, guarantees and contracts (including amendments, modifications and supplements to and restatements of any of the foregoing) delivered by or on behalf of Borrower in connection with this Agreement.

   Loan Termination Date. The meaning provided at Section 2.1 hereof.

   Maximum Funded Senior Debt/Tangible Capital Funds Ratio. "Maximum Funded Senior Debt/Tangible Capital Funds Ratio" shall mean total Liabilities of Borrower (excluding accounting accruals, tax liabilities, trade payables and other similar liabilities) minus subordinated debt of Borrower divided by Tangible Net Worth plus subordinated debt of Borrower.

   Minimum Net Working Capital. "Minimum Net Working Capital" shall mean the excess of Current Assets over Current Liabilities.

   Minimum Tangible Capital Funds. "Minimum Tangible Capital Funds" shall mean Tangible Net Worth plus subordinated debt of Borrower.

Notes. The Line of Credit Note and the Acquisition Term Note.

   PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

   Person. Any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

   Plan. Any plan subject to Title IV of ERISA and maintained for employees of Borrower, any of its subsidiaries or any members of a Controlled Group of which Borrower is a part.

   Prime Rate. "Prime Rate" shall mean the prime rate announced by the Bank, from time to time, which may not represent the lowest rate charged by the Bank to borrowers at any time or from time to time.

   Qualified Accounts. At any time, all Accounts of Borrower but excluding the following: (a) contra accounts, (b) offset accounts, (c) C.O.D. or sight draft accounts, (d) commission accounts, (e) employee and salesmen accounts, (f) consignment accounts, (g) guaranteed sales accounts, (h) intercompany accounts,
(i) any amount known to be not readily collectable for any reason, (j) any invoice without a definite due date, (k) pre-billed invoices, (1) the amount of any account which is more than 90 days past invoice date, (m) accounts in litigation or arbitration, (n) all retainers (including, but not limited to construction retainages), (o) accounts with 10% or more of the balance 90 days past invoice date, (p) accounts not generated in the ordinary course of business, (q) interest, (r) finance charges, (s) accounts arising out of a contract with any department or instrumentality of the United States of America, unless such account has been assigned to the Bank under the provisions of the Federal Assignment of Claims Act, (t) accounts in which the Bank does not have a first lien, and (u) such other accounts deemed to be unqualified, in whole or in part, by the Bank in its discretion. Although the above items are deemed unqualified for Advance purposes, they remain part of the Collateral pledged to the Bank and perfected under the Uniform Commercial Code.

   Qualified Inventory. At any time, all Inventory of Borrower which meets all of the following criteria: (a) the Inventory is readily saleable in a bona fide arm's length transaction, or is usable, in the ordinary course of business of Borrower (but excluding all work in process); (b) the title of Borrower to the Inventory is absolute and is not subject to any prior assignment or encumbrance, except the security interest of the Bank; (c) if the Inventory is located on leased premises, a landlord's waiver satisfactory in form and substance to the Bank shall have been delivered to the Bank for such premises; (d) the Inventory has not been designated or otherwise identified as belonging to any entity other than Borrower; and (e) the Inventory is located in Columbia County, Pennsylvania, unless otherwise agreed in writing by the Bank. Qualified Inventory shall not include any Inventory dropshipped or held on consignment by any other company than Borrower.

   Rado. "Rado" shall mean Antonio D. Rado.

   Reportable Event. "Reportable Event" has the meaning assigned to such term in
Section 4043(b) of ERISA or regulations issued thereunder.

   Seller. "Seller" shall mean Rado Enterprises, Inc., a Pennsylvania corporation.

   Seller Employment Agreement. "Rado Employment Agreement" shall mean the employment agreement dated September 30, 2002 by and between Borrower and Rado.

   Seller Note. "Seller Note" shall mean Borrower's promissory note in the principal amount of $200,000.00, payable to Seller.

   Surety Agreement. The Surety Agreement substantially in the form of Exhibit "C" attached hereto and made a part hereof, and all amendments, modifications and supplements thereto and restatements thereof.

   Total Liabilities. The aggregate amount which, in accordance with generally accepted accounting principles consistently applied, is carried as total liabilities on the books of Borrower.

   1.2 Undefined Terms, Accounting Terms. Unless expressly provided in this Agreement, or unless the context requires otherwise:

         (a) terms used in this Agreement without definition including but not limited to Accounts (including health-care insurance receivables), Chattel Paper, Deposit Accounts, Documents (including negotiable documents), Equipment (including all accessions and additions thereto), General Intangibles (including payment intangibles and software), Goods (including fixtures), Instruments (including promissory notes), Inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), Investment Property (including securities and securities entitlements), Letter of Credit Rights and Money, which are defined in the Pennsylvania Uniform Commercial Code shall have the meanings assigned to them in the Pennsylvania Uniform Commercial Code as amended from time to time, and

         (b) all accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principles, as applied in the preparation of the latest audited financial statements delivered to the Bank pursuant to Section 4.9 of this Agreement.

                                   ARTICLE 2
                AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT
                           AND ACQUISITION TERM LOAN

   2.1 Line of Credit Facility.

         (a) Subject to, and in accordance with, the terms and conditions of this Agreement, the Bank agrees to make advances in integral multiples of $1,000.00 (the "Advances") to Borrower upon request at any time and from time to time during the period commencing on the date hereof and ending on the earlier of (i) the occurrence of an Event of Default (as defined in Section 8.1 hereof), or (ii) June 30, 2003 (the "Loan Termination Date") unless extended in writing by the Bank in its sole discretion, in an amount which in the aggregate shall not exceed the lesser of (A) the Borrowing Base, or (B) $2,000,000.00 in all cases, less the sum of the then unpaid principal amount of all previous Advances.

         (b) Borrower may request on Advance by notice to the Bank not later than 2:00 P.M., Philadelphia, Pennsylvania time, on the Business Day on which Borrower wishes the Bank to make the Advance.

         (c) Borrower, subject to the terms and conditions of this Agreement, may reborrow any amount repaid by Borrower at any time and from time to time on or before the termination of the Bank's commitment under this Section 2. 1.

         (d) The term of this Line of Credit shall commence on the date hereof and, unless earlier terminated, shall terminate on the earlier to occur of (i) an Event of Default, or (ii) the Loan Termination Date, unless extended in writing by the Bank in its sole discretion.

   2.2 Line of Credit Note. The obligation of Borrower to pay the principal of, and accrued interest on, the Line of Credit shall be evidenced by its promissory note dated this date (the "Line of Credit Note"):

         (a) payable to the order of the Bank in the face amount of Two Million Dollars ($2,000,000.00);

         (b) bearing interest on its unpaid principal amount of all Advances at an annual rate equal to the Prime Rate plus one-half percent (.50%). Interest shall fluctuate with changes in the Prime Rate, shall be computed on the actual number of days elapsed on the basis of a 360-day year and shall be payable monthly on the first day of each month;

         (c) payable as to interest monthly in arrears on the first day of each calendar month commencing November 1, 2002 through and including the first day on which:

               (i) the Line of Credit shall have been terminated, and

               (ii) Borrower shall have repaid in full the Line of Credit (it being understood that interest shall again accrue upon any subsequent borrowing under this Line of Credit);

         (d) payable as to principal as follows:

               (i) if the unpaid balance of the Line of Credit exceeds the limitations set forth in Section 2. 1 (a) hereof, at any time, then within three (3) Business Days after notification from the Bank, but only as to such excess; or

               (ii) in full on the earlier to occur of an Event of Default or the Loan Termination Date, unless extended in writing by the Bank in its sole discretion;

         (e) secured by the Collateral and the Surety Agreement;

         (f) prepayable by Borrower without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to the Bank of such prepayment not later than 10:00 a.m. on the date of such prepayment; and

         (g) substantially in the form of Exhibit "A" attached hereto and made a part hereof.

   2.3 Acquisition Term Loan. Subject to, and in accordance with, the terms and conditions of this Agreement, the Bank agrees to loan the Borrower the principal amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Acquisition Term Loan").

   2.4 Acquisition Term Note. The obligation of the Borrower to pay the principal of, and accrued interest on, the Acquisition Term Loan shall be evidenced by its promissory note dated this date (the "Acquisition Term Note"):

         (a) payable to order of the Bank in the face amount of Three Hundred Fifty Thousand Dollars ($350,000.00);

         (b) bearing interest on the unpaid principal amount at the Bank's Prime Rate plus one percent (1%), as Borrower elects;

         (c) with interest payable on a monthly basis in arrears on the first day of each calendar month commencing November 1, 2002;

         (d) with principal payable in equal, consecutive monthly installments in the amount of $5,833.33 each, plus interest thereon, commencing on November 1, 2002 and continuing on the first day of each month thereafter until October 1, 2007, at which time the remaining unpaid principal balance, plus all accrued interest thereon, shall be paid in full, or due in full upon the occurrence of an Event of Default;

         (e) prepayable by the Borrower in whole or in part at any time, provided Borrower gives the Bank five (5) days prior written notice and pays the Bank at the time of prepayment a penalty on any such prepayment of any principal outstanding under the Acquisition Term Note, in an amount equal to the following percentage of the amount prepaid during each of the following periods: 1st twelve month period of the Acquisition Term Loan-5%; 2nd twelve month period of the Acquisition Term Loan-4%; 3rd twelve month period of the Acquisition Term Loan-3%; 4th twelve month period of the Acquisition Term Loan-2%; and 5th twelve month period of the Acquisition Tenn Loan-1% (the "Prepayment Fee"). The Prepayment Fee must be paid whether prepayment is voluntary or involuntary. Borrower agrees that such Prepayment Fee to the Bank is a reasonable estimate of the Bank's damages and not a penalty;

         (f) secured by the Collateral and the Surety Agreement; and

         (g) substantially in the form of Exhibit "B" attached hereto and made a part hereof.

   2.5 Payments.

         (a) All payments by Borrower under the Loan Documents shall be made to the Bank at its office described in the heading of this Agreement, or such other place or places as the Bank may direct in writing, prior to 2:00 P.M., Philadelphia, Pennsylvania time, on the date of payment (or, if the date of payment is not a Business Day, the next Business Day) in funds which are immediately available to the Bank.

         (b) All payments received by the Bank in immediately available funds prior to 2:00 P.M., Philadelphia, Pennsylvania time, on any Business Day will be credited to Borrower's Loan Accounts on the date of receipt. All payments received by the Bank in immediately available funds after 2:00 P.M., Philadelphia, Pennsylvania time, on any Business Day will be credited to Borrower's Loan Accounts on the next Business Day.

         (c) All payments received by the Bank which are not in immediately available funds shall be subject to a clearance of three (3) Business Days.

   2.6 Computations.

         (a) Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed (365/360 or 366/360, as the case may be). Interest for each month shall be added to principal as of the close of each month.

         (b) Any change in interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which the Bank announces the change.

         (c) Except as otherwise expressly provided in this Agreement, whenever a payment of principal becomes due on a day which is not a Business Day, the maturity of the Liabilities shall be extended to the next succeeding Business Day and interest shall accrue on such Liabilities at the applicable rate during the extension.

   2.7 Confirmation of Borrower's Liabilities. Each and every statement of account transmitted by Bank to Borrower hereunder, whether in person, or by ordinary mail or otherwise, shall be final, conclusive and binding upon Borrower in all respects as to all loans, fees, interest, charges, payments, receipts, balances, Collateral and all other matters reflected therein unless Borrower, within thirty (30) days after the mailing thereof, shall give notice to Bank in writing of all objections to any such statement of account specifying those items considered by Borrower to be in dispute. Borrower agrees that its failure to specify items in dispute within the foregoing thirty (30) day period shall operate as a waiver of its rights to do so at a later time.

   2.8 Late Charge. If any of the payments under the Notes shall become overdue for a period of ten (10) days, Borrowers shall pay the Bank a "late charge" of five percent (5%) of the monthly interest payment then past due.

                                   ARTICLE 3
                               SECURITY INTEREST

   3.1 Grant of Security Interest and Assignment of Accounts.

         (a) To secure the payment to the Bank of Borrower's Liabilities, and to secure performance of all of its obligations under this Agreement, Borrower hereby grants to the Bank a first lien security interest in all personal property of Borrower whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

            (i) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

            (ii) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of the Bank to sue in its own name and/or in the name of Borrower for past, present and future infringements of copyright;

            (iii) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of the Bank to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

            (iv) all (A) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (B) licenses pertaining to any patent whether Borrower is licensor or licensee,
(C) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (D) right (but not the obligation) to sue in the name of Borrower and/or in the name of the Bank for past, present and future infringements thereof, (E) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (F) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

            (v) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Pennsylvania Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of such Uniform Commercial Code.

         (b) The right to Proceeds provided for above does not, and shall not be interpreted to, constitute authorization or consent by the Bank to any disposition of any Collateral. This Agreement and the security interest granted herein shall stand as general and continuing security for all Liabilities and may be retained by the Bank until all Liabilities have been satisfied in full; provided, however, that this Agreement shall not be rendered void by the fact that no commitment by the Bank to make Advances to Borrower exists as of any particular date, but shall continue in full force and effect until all Liabilities have been satisfied in full and neither party hereto has any obligation to the other under any of the Loan Documents.

         (c) As additional security for the Liabilities, Borrower conveys, assigns and grants a security interest to the Bank in and to all present and future files, books, ledgers, records, bills, invoices, receipts, deeds, certificates or documents of ownership, warranties, bills of sale and all other data and data storage systems, storage media and computer software used or required in connection with generating, processing, and storing such records or otherwise used or acquired in connection with documenting information concerning or pertaining to any of the Collateral.

   3.2 Future Advances. The Liabilities secured hereby include all future advances, including payments on guarantees, made by the Bank at any time or times to or for the benefit of Borrower, whether obligatory or optional, including all costs, expenses, court costs and reasonable attorneys' fees incurred in the collection of the Liabilities and/or the Collateral, or for the establishment, maintenance or enforcement of the Bank's security interest therein.

   3.3 Additional Security. As additional Collateral to secure the Liabilities, Borrower grants to the Bank a security interest in all of Borrower's present and future deposits or other monies due from instruments, documents, policies and certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, currency, property and the proceeds thereof, owned by such Borrower or in which it has an interest, now or hereafter in the possession or control of the Bank or in transit by mail or carrier to or from the Bank or in the possession of any other person acting in the Bank's behalf, without regard to whether the Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same. The property described in this paragraph shall constitute part of the Collateral for all purposes under this Agreement.

   3.4 Perfection of Security Interest. Borrower shall execute and deliver to the Bank concurrently with the execution of this Agreement, and at any time or times hereafter at the request of Bank all such agreements, instruments and documents that the Bank may reasonably request, in form satisfactory to the Bank, and shall take any and all other steps reasonably requested by the Bank, in order to perfect and maintain the security interests and liens granted herein by Borrower to the Bank and in order to fully consummate all of the transactions contemplated herein and under this Agreement.

   3.5 Power of Attorney. Borrower does hereby irrevocably make, constitute and appoint the Bank and any of its officers, employees or agents as the true and lawful attorneys of Borrower so long as any of the Liabilities remain unpaid with power to, following an Event of Default that is continuing beyond any applicable grace period:

         (a) receive, endorse, assign and deliver, in the name of Borrower or in the name of the Bank, all checks, notes, drafts and other instruments relating to any Collateral including but not limited to receiving, opening and properly disposing of all mail addressed to Borrower concerning Accounts;

         (b) sign the name of Borrower on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, verifications of Accounts and notices to Account Debtors, including, but not limited to, notices to Account Debtors advising them to make payments on Accounts directly to the Bank;

         (c) take or bring at Borrower's cost, in its name or in the name of the Bank, all steps, actions and suits deemed by Bank necessary or desirable to effect collections of Accounts, to enforce payment of any Account, to settle, compromise, sell, assign, discharge or release, in whole or in part, any amounts owing on Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, and to make allowances and adjustments with respect thereto; and/or

         (d) do all other things necessary to carry out this Agreement.

   Neither the Bank nor any attorney will be liable for any act of commission (other than an act of willful misconduct by the Bank) or omission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any of the Liabilities remain unpaid.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

   To induce the Bank to enter into this Agreement, and to make the Loans provided for herein, Borrower represents and warrants to the Bank that:

   4.1 Organization, Qualification of Borrower.

         (a) Borrower is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania.

         (b) Borrower is duly licensed or qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the nature of the business transacted by it and the character of the property owned or leased by it make such licensing or qualification necessary and where the failure to be so licensed or qualified is material to the business of Borrower.

         (c) Borrower has no subsidiaries.

   4.2 Affiliations, Fictitious Names.

         (a) Borrower is not a member of any partnership or joint venture.

         (b) Except for Moro Corporation, Borrower is not affiliated, by stock ownership or otherwise, with any other business entity.

         (c) Borrower has never conducted business under or otherwise used any fictitious names or trade names.

   4.3 Authority, Authorization.

         (a) Borrower has the power to execute, deliver and perform the Loan Documents to which it is a party, and to borrow under this Agreement and the Notes.

         (b) Borrower has taken all necessary action to authorize the borrowings provided for in this Agreement and the execution, delivery and performance of the Loan Documents to which Borrower is a party.

         (c) No consent of any other party (including the sole shareholder of Borrower) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Loan Documents to which Borrower is a party.

   4.4 Enforceability.

         (a) This Agreement has been duly and validly executed by Borrower and constitutes a legal, valid and binding contract of Borrower, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) All other Loan Documents, when executed and delivered to the Bank pursuant to the terms of this Agreement or those Loan Documents, will be legal, valid and binding obligations enforceable in accordance with their terms and the terms of this Agreement, except as the enforcement of any of them may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

   4.5 Conflicts.

         (a) The execution, delivery and performance of the Loan Documents to which Borrower is a party will not conflict with, result in a breach of, or constitute a default under any provision of:

            (i) any existing law or regulation or order of any court, governmental authority, bureau or agency having jurisdiction;

            (ii) the Articles of Incorporation or By-Laws of Borrower; or

            (iii) any agreement or instrument to which Borrower is a party or which purports to be binding upon it any of its assets.

         (b) The execution, delivery and performance of the Loan Documents to which Borrower is a party will not result in the creation or imposition of any lien on any of its assets pursuant to the provisions of any agreement or instrument to which Borrower is a party or which purports to be binding upon it or any of its assets other than such liens as are created by the Loan Documents themselves.

   4.6 Litigation.

         (a) There is no litigation or governmental proceeding pending or, to the knowledge of Borrower, threatened which is reasonably likely to:

            (i) have a material adverse effect on the financial condition or business of Borrower so as to impair the ability of either Borrower to perform this Agreement or any of the Loan Documents; or

            (ii) prohibit, restrict or limit payment of the Notes or performance of this Agreement by Borrower.

         (b) Borrower is not in default with regard to any order of any court or governmental authority.

   4.7 Compliance with Laws. Borrower's business is in compliance in all material respects with all laws, ordinances and other governmental regulations; there is no outstanding notice of any uncorrected violation of any such law, ordinance or governmental regulation; Borrower has all permits, licenses, approvals and other authorizations from federal, state and local authorities that are necessary for the conduct of its business as now conducted or intended to be conducted in the future, and, to the best of Borrower's knowledge, no claim is pending or threatened to revoke any of said permits, licenses, approvals and other authorizations or to declare them invalid in any respect.

   4.8 Taxes.

         (a) Borrower has filed or caused to be filed all tax returns (including, without limitation, those relating to Federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on those returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). Borrower does not know of any proposed additional tax assessment against it not adequately covered by reserves.

         (b) The reserves and provisions for taxes on the books of Borrower are adequate for all open years and for its current fiscal period.

         (c) No tax liens have been filed against the assets of Borrower, and no claims are being asserted with respect to such taxes that, if adversely determined, would have a material adverse effect upon the financial condition, business or operations of Borrower.

   4.9 Financial Condition. To the best of Borrower's knowledge, information and belief, all balance sheets, profit and loss statements, and other financial statements of Borrower which have heretofore been delivered to the Bank, and all financial statements and data of Borrower which will hereafter be furnished to Bank, are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely the financial position of Borrower and the results of its operations as of the dates and for the periods for which the same are furnished. All such financial statements of Borrower have been and will be prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis. Borrower does not possess and will not possess any "loss contingency" (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - "FASB 5") which is not accrued, reflected, or reserved against in its audited balance sheet or disclosed in the footnotes to such audited balance sheet. There has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of Borrower since the date of the financial statements which were most recently furnished by Borrower to the Bank. No event has occurred which could reasonably be expected to interfere with the normal business operations of Borrower, except as disclosed in writing to Bank heretofore or concurrently herewith.

   4.10 Accounts. Borrower represents and warrants that:

         (a) it is now and at all times hereafter shall be the absolute owner, free and clear of all liens, encumbrances and security interests, except the liens and security interests granted or permitted herein and the potential liens of any state government to enforce possible sales tax liabilities, of indefeasible title to its Accounts; and

         (b) except as disclosed on Schedule 4.10(b), every Account described in the certifications delivered in accordance with Section 6. 1 (a)(iii) hereof will be a good and valid Account representing an undisputed bona fide indebtedness of a debtor to Borrower and there are and will be no defenses, setoffs, contraclaims, or counterclaims of any nature whatsoever against any such Account; and no agreement under which any deduction, discount, allowance or special terms of payment may be claimed, has been or will be made with any Account Debtor except as shown on the statement or invoice furnished to the Bank with reference thereto.

   4.11 Equipment and Inventory. Borrower represents and warrants that:

         (a) it is now, and at all times hereafter shall be, the sole owner, free and clear of all liens, encumbrances and security interests, except the liens and security interests granted or permitted herein, of indefeasible title to its Equipment and Inventory; and

         (b) except for depreciation and obsolescence, Borrower will keep its Equipment in good repair and maintained in a state of good operating efficiency, and will make all necessary repairs, replacements of and renewals so that the value and operating efficiency thereof shall at all times be maintained and preserved in a manner consistent with good management.

   4.12 Collateral. Borrower represents and warrants that:

         (a) it is the lawful owner of all Collateral and has the right to pledge, sell, assign and transfer the same and grant a security interest therein; no Collateral has been or will be pledged, sold, assigned or transferred to any person, firm or corporation, other than the Bank or in any way encumbered and Borrower will warrant and defend all Collateral against the claims and demands of all persons, firms or corporations;

         (b) all representations made by Borrower to the Bank with reference to the description, content or valuation of any and all of the Collateral are true and correct; the sale of all merchandise which gives rise to an Account is an absolute sale and not on consignment or approval and all such merchandise shall have been the absolute property of Borrower, free of lien, and Borrower does not have the same on consignment or approval; all services which give rise to an Account have actually been performed; all invoices, records, notes, documents of title, shipping, and delivery receipts and any and all other instruments, memoranda and documents presented or delivered to the Bank shall be valid, genuine and not subject to any dispute or defense;

         (c) as of the execution of this Agreement, no other financing agreements are in force and no claim of any security interest, lien or encumbrance in or on the Collateral is on file in any public office;

         (d) there is no fact that Borrower has not disclosed to the Bank in writing and described in Schedule 4.12(d) hereof that could materially adversely affect the properties, business or financial condition of Borrower or of the Collateral or the Loans provided for in this Agreement;

         (e) this Agreement, upon the filing of financing statements in the appropriate governmental offices, will create in favor of the Bank a valid and perfected first lien security interest in the Collateral; and

         (f) the Collateral and all of the records, ledger sheets, correspondence and invoice documents and instruments, relating to or evidencing the Collateral shall be kept on the premises described in Section 9.14 of this Agreement, such records to be kept in appropriate containers in safe places. The Bank at all reasonable times shall have full access to and the right to audit the Borrower's books and records.

   4.13 Contingent Liabilities. There are no suretyship agreements, guarantees or other contingent liabilities of Borrower that are not disclosed in the financial statements described in Section 4.9 or in Schedule 4.13, except such liabilities as are created by the Loan Documents.

   4.14 Trademarks, Tradenames. Patents and Copyrights. All trademarks, tradenames, patents and copyrights owned by Borrower, as well as all applications for any of the foregoing, are described in Schedule 4.14 attached hereto and made a part hereof.

   4.15 ERISA. No Reportable Event has occurred with respect to any Plan. Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto. Borrower has not incurred any liability to the PBGC.

   4.16 Operations of Borrower. All operations of Borrower have been carried on in accordance with all applicable laws, statutes, ordinances, rules and regulations, including, but not limited to, those relating to degradation of the environment. No investigation by any governmental authority, federal, state or local, is pending or threatened against Borrower.

   4.17 Labor. Except as set forth in Schedule 4.17, Borrower is not involved in any strike, lock-out, boycott or any other labor trouble, similar or dissimilar, nor is it involved in labor negotiations. Except as set forth in Schedule 4.17, Borrower is not a party to any collective bargaining agreement.

   4.18 COBRA Continuation Coverage. Borrower provides COBRA Continuation Coverage under group health plans (if any) for separating employees in accordance with the provisions of Section 4980B of the Code.

   4.19 Environmental Representations, Obligations and Covenants.

         (a) Borrower represents and warrants that it has conducted all appropriate inquiry and does not know or have reason to know of any activity at any real property leased or owned by Borrower (collectively, the "Real Property") which has been conducted, or is being conducted, except in compliance with all statutes, ordinances, regulations, orders and requirements of common law concerning (i) those activities, (ii) repairs or construction of any improvements, (iii) handling of any materials, (iv) discharges to the air, soil, surface water or ground water, and (v) storage treatment or disposal of any waste at or connected with any activity at the Real Property ("Environmental Statutes").

         (b) Borrower shall cause all activities at the Real Property to be conducted in compliance with all Environmental Statutes. Borrower shall cause all permits, licenses or approvals to be obtained, and shall cause all notifications to be made, as required by Environmental Statutes. Borrower shall, at all times, cause compliance with the terms and conditions of any such approvals or notifications.

         (c) Borrower represents and warrants that, to the best of its knowledge, no contamination is present at the Real Property. Borrower shall not permit contamination of the Real Property by hazardous substances. Borrower shall cause hazardous substances to be handled on the Real Property in a manner that will not cause an undue risk of the contamination of the Real Property.

         (d) For purposes of this section, the term "contamination" shall mean the uncontained presence of hazardous substances at the Real Property, or arising from the Real Property, which may require remediation under any applicable law.

         (e) For purposes of this section, "hazardous substances" shall mean "hazardous substances" or "contaminants" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17, 1986), "regulated substances" within the meaning of subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6991-6991i, as amended by the Superfund

Amendments and Reauthorization Act of 1986 Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17, 1986), and "hazardous substances" or "contaminants" as defined pursuant to the Pennsylvania Hazardous Sites Cleanup Act, Pa. Stat. Ann. tit. 35, Section 6020. 101 to .1305 (Purdon Supp. 1989), or any other substances which may be the subject of liability pursuant to Sections 316 or 401 of the Pennsylvania Clean Streams Law, Pa. Stat. Ann. tit. 35, Section 691.1 to .1001 (Purdon 1977 and Supp. 1989).

         (f) Borrower represents and warrants that it has conducted all appropriate inquiry and does not know or have any reason to know of any:

            (i) polychlorinated biphenyls or substances containing polychlorinated biphenyls present on the Real Property,

            (ii) asbestos or materials containing asbestos present on the Real Property, or

            (iii) urea formaldehyde foam insulation on the Real Property.

         (g) Borrower represents and warrants that it does not know or have reason to know of any investigation of the Real Property for presence of radon gas or the presence of the radioactive decay products of radon.

         (h) Borrower represents and warrants that, to the best of its knowledge after due inquiry, no tanks presently or formerly used for the storage of any gas, chemical or petroleum product above or below ground are present at the Real Property. Borrower shall neither install nor permit to be installed any temporary or permanent tanks for the storage of any liquid or gas above or below ground except as in compliance with the other provisions of this Section.

         (i) Upon the occurrence of an Event of Default and acceleration of payment of all obligations of Borrower under Section 8.2 hereof, the Bank may, at its discretion, commission an investigation at Borrower's expense of (i) compliance at the Real Property with Environmental Statutes, (ii) the presence of hazardous substances or contamination at the Real Property, (iii) the presence at the Real Property of material which is the subject of subparagraph
(f) of this section, (iv) the presence at the Real Property of radon, or (v) the presence at the Real Property of tanks which are the subject of subparagraph (h) of this Section.

         (j) In connection with any investigation pursuant to subparagraph (i) of this paragraph, Borrower shall comply with any reasonable request for information made by the Bank or its agents in connection with any such investigation. Borrower represents and warrants that any response to any such request for information will be full and complete.

         (k) Borrower will assist the Bank and its agents to obtain any records pertaining to the Real Property or to Borrower in connection with an investigation pursuant to subparagraph (i) of this Section.

         (1) Borrower will afford the Bank and its agents access to all areas of the Real Property at reasonable times and in reasonable manners in connection with any investigation pursuant to subparagraph (i) of this Section.

         (m) No investigation commissioned pursuant to subparagraph (i) shall have any effect upon the representations or warranties made by Borrowers to the Bank under this Section.

         (n) Borrower hereby agrees to indemnify and to hold harmless the Bank of, from and against any and all expenses, loss or liability suffered by the Bank by reason of Borrower's breach of any of the provisions of this Section including (but not limited to) (i) any and all expenses that the Bank may incur in complying with the Environmental Statutes; (ii) any and all costs that the Bank may incur in studying or remedying any contamination of the Real Property;
(iii) any and all fines, penalties or other sanctions (including a voiding of any transfer of the Real Property) assessed upon the Bank by reason of failure of Borrower to have complied with Environmental Statutes; (iv) any and all loss of value of the Real Property by reason of: (A) failure to comply with Environmental Statutes; (B) the presence on the Real Property of any hazardous substances; (C) the presence on the Real Property of any materials which are the subject of this section; (D) the presence on the Real Property of radon; or (E) the presence on the Real Property of any tank; and (v) any and all legal and professional fees and costs incurred by the Bank in connection with the foregoing. This indemnification shall survive payment of the Notes.

                                   ARTICLE 5
                             CONDITIONS OF LENDING

   The obligation of the Bank to make any Advances is subject to the accuracy of the representations and warranties in Article 4 of this Agreement as of the date of this Agreement, the performance by Borrower of its obligations to be performed under this Agreement before the date of each of the Advances, and the satisfaction of the following conditions:

   5.1 Loan Documents. Borrower shall have executed and delivered or caused to be executed and delivered to the Bank all Loan Documents.

   5.2 Representations, Warranties. The representations and warranties contained in Article 4 of this Agreement shall be true at and as of the date of the making of any Advance with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may be changed in the ordinary course by the transactions permitted or contemplated by this Agreement.

   5.3 Defaults. There shall exist no Default or condition which, with the giving of notice or the passage of time or both, would result in an Event of Default upon consummation of any Advance.

   5.4 Certificates, Supporting Documents. The Bank shall have received:

         (a) copies, certified by the Secretary of Borrower, of the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party and the borrowings under this Agreement;

         (b) certificates of the Secretary of Borrower as to the incumbency and signatures of the officers of Borrower signing the Loan Documents to which it is a party;

         (c) a certificate of the Secretary of the Commonwealth of Pennsylvania as to the valid subsistence of Borrower dated no more than ten (10) days prior to the date of this Agreement;

         (d) a financial statement, in form satisfactory to Bank, from the Guarantor; and

         (e) an opinion of counsel to Borrower and Guarantor satisfactory in form and substance to the Bank and its counsel.

   5.5 Collateral Security Documents. Borrower shall have delivered or shall have caused to be delivered to the Bank the Surety Agreement and such other collateral security documents as shall be required by the Bank. Financing statements describing the Collateral shall have been filed or readied for filing in each jurisdiction and in each office as shall have been required by the Bank.

   5.6 Insurance. Borrower shall have provided the Bank with certificates of insurance evidencing Borrower's compliance with the requirements of Section
6.10 hereof.

   5.7 Equity Investment. Borrower shall have famished the Bank evidence satisfactory to the Bank that at least $1,000,000.00 of equity has been contributed to Borrower.

   5.8 Acquisition Documents. The Bank and its counsel shall have received and reviewed copies of all the Acquisition Documents in executable form.

   5.9 Landlord's Waiver. Borrower shall have delivered the Landlord's Waiver to the Bank.

   5.10 Evidence of Bonding. Borrower shall have famished the Bank evidence satisfactory to the Bank that Borrower has obtained satisfactory bonding arrangements with respect to its business.

                                   ARTICLE 6
                             AFFIRMATIVE COVENANTS

   On and after the date of this Agreement and so long as the Notes remain outstanding and unpaid in whole or in part, or so long as the credit availability evidenced thereby remains in effect, whichever is longer, Borrower will observe the following covenants unless the Bank shall otherwise consent in writing:

   6.1 Financial Statements.

   Borrower will furnish to the Bank the financial information described below:

         (a) Annual Statements. As soon as available, and in any event not later than ninety (90) days after the close of each fiscal year of Borrower beginning with the fiscal year ending December 31, 2002, the annual audited financial report of Borrower containing a balance sheet of Borrower as of the end of such fiscal year and related statements of income, shareholders' equity and changes in financial position of Borrower for such fiscal year, setting forth in each case in comparative form the corresponding figures of the previous annual report, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and audited without exception or qualification by independent certified public accountants selected by and satisfactory to the Bank.

         (b) Quarterly Statements. As soon as available, and in any event not later than forty-five (45) days after the close of each quarter of each fiscal year of Borrower, a balance sheet of Borrower as of the end of such quarter and related statements of income, shareholders' equity and changes in financial position of Borrower for such period and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and compiled by the chief financial officer of Borrower.

         (c) Agings. As soon as possible, but in any event not later than fifteen (15) days after the close of each month of the fiscal year of Borrower, an accounts receivable aging certified by the principal financial officer of Borrower.

         (d) Borrowing Base Certification. As soon as possible, but in any event not later than fifteen (15) days after the close of each month of the fiscal year of Borrower, a Borrowing Base certificate substantially in the form of Exhibit "F" attached hereto and made a part hereof.

         (e) Annual Budget. As soon as possible, but in any event within forty-five (45) days prior to each fiscal year end of Borrower, an annual budget and financial forecast for the next fiscal year of Borrower prepared on a monthly basis compiled by the chief financial officer of Borrower.

         (f) Chief Financial Officer's Certificate. Concurrently with the delivery of the financial statements referred to in paragraph (b) above, a certificate of the officer of Borrower who certified such statements, to the effect that:

            (i) no Event of Default or Default has occurred and is continuing under this Agreement, or, if any such Event of Default or Default exists, specifying its nature, the period of its existence and the curative action Borrower has taken or proposes to take, and

            (ii) Borrower is not in default under any material agreement to which it is a party, and

            (iii) from time to time, such additional financial and other information as the Bank may request.

   6.2 Maximum Funded Senior Debt/Tangible Capital Funds Ratio. At all times during the term of the Loans, Borrower will maintain a Maximum Funded Senior Debt to Tangible Capital Funds Ratio of 3.00 to 1.00. Borrower's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

   6.3 Minimum Tangible Capital Funds. At all times during the term of the Loans, Borrower will maintain Tangible Capital Funds of not less than $800,000.00. Borrower's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

   6.4 Debt Coverage Ratio. At all times during the term of the Loans, Borrower will maintain a Debt Coverage Ratio of 1.20 to 1.00. Borrower's compliance with this covenant shall be verified at the close of each fiscal year in accordance with generally accepted accounting principles consistently applied.

   6.5 Minimum Net Working Capital. At all times during the term of the Loans, Borrower will maintain Minimum Net Working Capital of not less than $200,000.00. Borrower's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

   6.6 Liabilities. Borrower will pay and discharge, at or before their maturity, all of its obligations and liabilities (including, without limitation, tax liabilities), except those which may be contested in good faith, and maintain in accordance with generally accepted accounting principles and practices adequate reserves for any of the same.

   6.7 ERISA. Borrower will comply in all material respects with ERISA. Borrower will furnish to the Bank, as soon as possible and in any event within thirty
(30) days after Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be. For all purposes of this Section 6.7, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

   6.8 Notice of Default, Labor Troubles, Litigation. Borrower will promptly give notice in writing to the Bank of the occurrence of any Event of Default or Default under this Agreement, or of any event of default under any instrument or other agreement of Borrower, or of the occurrence of any strike, lock-out, boycott or any other labor dispute affecting Borrower and any dispute between Borrower or any other party, if such litigation, proceeding or dispute might substantially interfere with the normal business operations of Borrower or, if resolved other than in the favor of Borrower, such litigation, proceeding or dispute would have a material adverse effect on Borrower's financial condition.

   6.9 Corporate Existence, Properties. Borrower will maintain, (a) its corporate existence, its qualification to do business and its good standing in each jurisdiction in which qualification is necessary for the proper conduct of its businesses, (b) all licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses, and (c) its properties in good repair, working order and condition and to make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the efficiency of all such property shall at all times be properly preserved and maintained.

   6.10 Insurance. Borrower will maintain, with respect to all its properties, assets and businesses, insurance with financially sound and reputable insurers against loss or damage of the kinds customarily insured against by corporations or other business entities of established reputation engaged in the same or similar business and similarly constituted, in such types and amounts as are customarily carried under similar circumstances by such other corporations or other business entities, and/or as are required by the Bank, including, without limitation, fire and extended coverage insurance on all insurable assets which will contain standard loss payee clauses in favor of the Bank, will be in an amount not less than 80% of the insurable value of such assets or 100% of the Loans, whichever is greater, and business interruption insurance, and will provide for thirty (30) days' notice of cancellation to the Bank. Borrower shall provide the Bank with a certificate of insurance prior to settlement.

   6.11 Policies; Proceeds. Borrower shall deliver to the Bank on demand certified copies of all such insurance policies (or, at the option of the Bank, certificates evidencing coverage) covering the risks set forth in Section 6.10 above, with loss payable clauses in a form satisfactory to the Bank naming the Bank as payee and co-insured. All proceeds payable under any of said policies shall be payable in all events to the Bank, but at the option of the Bank any such proceeds may be released to Borrower. Borrower hereby grants to the Bank a continuing security interest in and to all said policies and the proceeds thereof to secure the repayment of the Liabilities and agrees that the Bank shall have the right, in the name of Borrower or in the name of the Bank, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any such claims under any such insurance policies.

   6.12 Books, Records, Audits.

         (a) Borrower will maintain accurate and complete records and books of account with respect to all its operations in accordance with generally accepted accounting principles consistently applied.

         (b) Borrower will permit, at all reasonable times and upon reasonable prior notice, officers and representatives of the Bank to examine and make copies from its books and records, and to discuss the affairs, finances and accounts of Borrower with its officers and public accountants, to visit and inspect its real and personal property. Upon the occurrence of an Event of Default and so long as the same remains uncured, the Bank may perform audits at any time upon reasonable notice.

   6.13 Returned Merchandise. Borrower shall promptly notify the Bank of all merchandise returned or to be returned and of all disputes and claims by Account Debtors in excess of $25,000.00; all returned merchandise shall remain part of the Collateral; upon request, Borrower will forthwith pay to the Bank the amount represented for Advances against the merchandise returned.

   6.14 Taxes, Etc. Borrower will pay when due all taxes, assessments and charges imposed upon its property or that it is required to withhold and pay over, except where contested in good faith and where adequate reserves have been set aside. Upon the Bank's request, Borrower shall furnish the Bank with proof satisfactory to the Bank of the making of the payment or deposit of all Federal, state and local withholding taxes required of Borrower by applicable law; such proof shall be furnished within five (5) days after the due date of each such payment or deposit established by law.

   6.15 Compliance with Laws. Borrower will comply with all laws and regulations applicable to it in the operation of its business. Borrower will comply with all of its obligations under Section 4.19.

   6.16 Banking Relationship. Borrower, at all times when the Notes remain outstanding in whole or in part, will maintain the Bank as their primary bank of account.

   6.17 Financial Condition. Borrower will immediately give the Bank written notice of any material adverse change in its financial conditions, operations or collateral from that described in the most recent financial statements of Borrower previously delivered to the Bank.

   6.18 Use of Proceeds. Borrower shall use the proceeds of the Loans (i) to finance the acquisition of the assets of Seller pursuant to the terms of the Acquisition Documents and (ii) for working capital purposes.

   6.19 Guarantor's Financial Statements. Borrower will cause Guarantor to deliver to the Bank quarterly management-prepared financial statements and, within ninety (90) days after the close of each fiscal year beginning with the fiscal year ending December 31, 2002, annual audited financial statements during each year of the term of the Loans.

                                   ARTICLE 7
                               NEGATIVE COVENANTS

   On and after the date of this Agreement and so long as the Notes remain outstanding and unpaid, in whole or in part, or so long as the credit availability evidenced thereby remains in effect, whichever is longer, Borrower will observe the following covenants unless the Bank shall otherwise consent in writing:

   7.1 Debt. Borrower will not create, incur, assume, guarantee or in any manner become or remain liable with regard to any debt, except:

         (a) Debt existing on the date of this Agreement and described in
Schedule 7.1 attached hereto and made a part hereof, including, but not limited to, the Subordinated Debt (excluding debt evidenced by the Notes);

         (b) The Notes; and

         (c) Debt with regard to accounts payable and other extensions of trade credit and customary accrued liabilities incurred in the ordinary course of business and which is not more than 60 days overdue, unless Borrower is contesting, in good faith and by appropriate proceedings, its obligation to make payment, and has established such reserve with regard to the contested obligation as its certified public accountants shall consider adequate.

   7.2 Liens. Borrower will not create, incur, assume or suffer to exist any lien upon any of its existing or future, tangible or intangible, real, personal or mixed property, except:

         (a) Pledges or deposits under workmen's compensation laws, unemployment compensation laws or other similar laws;

         (b) Good faith deposits in connection with bids, tenders, contracts (other than for the purpose of borrowing money or obtaining credit) and leases to which Borrower is a party, including rent security deposits;

         (c) Deposits to secure public or statutory obligations of Borrower, surety or appeal bonds to which Borrower is a party, payment of contested taxes of Borrower, or payment of import duties of Borrower;

         (d) Any lien which is imposed by law, e.g., those of carriers, materialmen, mechanics and warehousemen, if payment secured by that lien is not yet due, or if the validity or the amount of payment is being contested in good faith by appropriate proceedings for which adequate reserves have been established;

         (e) Any lien arising from a judgment or award against Borrower with regard to which Borrower is prosecuting an appeal or proceedings for review, and has obtained a stay of execution pending such appeal or proceedings for review;

         (f) Any lien for taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, or the validity or amount of which is being contested by appropriate legal proceedings, and with regard to which adequate reserves have been established;

         (g) Any lien created for the sole purpose of extending, renewing or refunding any lien permitted under paragraphs (a) through (f), if such lien is limited to all or part of the same property covered by the original lien, and if the amount of the debt secured by the lien does not exceed the amount of debt secured by the lien at the time of extension, renewal or refunding; and

         (h) Any lien created in connection with purchase money indebtedness, subject to the dollar limitations in Section 7.15.

   7.3 Endorsements, Etc. Borrower shall not endorse, guarantee or become surety for the obligations of any person, firm or corporation, except Borrower may endorse checks in the ordinary course of business.

   7.4 Change in Business, Mergers, Consolidations. Borrower will not make any substantial change in the nature of its business, or merge or consolidate with any other corporation (other than the purchase of assets of Seller on even date herewith).

   7.5 Control. David Menard and his immediate family will own not less than fifty-one percent (51%) of the outstanding stock of Guarantor on a fully-diluted basis and will cause Guarantor to own not less than one hundred percent (100%) of the outstanding stock of Borrower on a fully-diluted basis.

   7.6 Subsidiaries. Borrower will not create any new subsidiaries.

   7.7 Contingent Liabilities. Except as set forth on Schedule 7. 1, Borrower will not become or remain liable, directly or indirectly, in connection with the obligations, stock or dividends of any person, firm, corporation or other entity, whether by guarantee, endorsement, agreement to supply or advance funds, agreement to maintain working capital or net worth, agreement to purchase or repurchase goods or services whether or not such goods or services are actually acquired, or otherwise, other than in connection with the Loans, except that Borrower may endorse negotiable instruments for collection in the ordinary course of its business.

   7.8 Sales and Lease-Backs. Borrower will not enter into any arrangement, directly or indirectly, with any Person, firm, corporation or other entity, whereby any of them shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the lessee intends to use for substantially the same purpose or purposes as the property being sold or transferred.

   7.9 Limitation of Leases. Except for those leases existing as of the date hereof and reflected on Schedule 7.9 attached hereto and made a part hereof, Borrower will not incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use or hire of property of any person, firm, corporation or other entity, if, after giving effect thereto, the aggregate amount of such payments to be made by Borrower under all such leases, rentals or other arrangements would be in excess of $100,000 (excluding leases required to be capitalized under Financial Accounting Standards Board, Statement of Accounting Standards No. 13) during any fiscal year of Borrower.

   7.10 Voluntary Prepayments, Modification of Debt Instruments. Except in the ordinary course of business, Borrower will not (a) prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any indebtedness for borrowed money, including, but not limited to, the Subordinated Debt (other than indebtedness evidenced by the Notes, or any other indebtedness to the Bank, subject to any applicable prepayment penalty) or (b) amend, modify or supplement in any way, or request any waiver of the provisions of, any instrument providing for or evidencing any indebtedness for borrowed money or constituting the deferred purchase price of property or assets.

   7.11 Removal and Protection of Property. Except as otherwise expressly permitted herein, Borrower will not remove (other than in the ordinary course of business) any Equipment, Goods, Inventory, or General Intangibles (as defined in the Pennsylvania Uniform Commercial Code) from the place of business where presently located, nor permit the value of any property to be impaired.

   7.12 Transactions with Affiliates. Borrower shall not, except as otherwise expressly permitted by this Agreement, directly or indirectly enter into any transaction or modify any existing transaction with any Affiliate including, without limitation, (a) investments in, or loans, advances or distributions to, an Affiliate (other than distributions by Borrower to Guarantor to: (i) pay tax liabilities in amounts equal to the amount Borrower would be obligated to pay if it filed on an unconsolidated basis and distributions and (ii) pay management fees owed to Guarantor not to exceed $175,000 per year, (b) the transfer, sale, lease, assignment or other disposition of any assets to an Affiliate, (c) the merger into or consolidation with or purchase or acquisition of assets from an Affiliate, or (d) any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any guarantees or assumptions of obligations of an Affiliate by Borrower or of Borrower by an Affiliate). The Bank may withhold its consent to any such transaction with an Affiliate if (i) an Event of Default has occurred and is continuing, or (ii) such transaction, based upon the reasonable assumptions of the Bank, could (A) result in a material adverse change in the business, operations, financial condition or prospects of Borrower, (B) affect Borrower's ability to repay the indebtedness evidenced by the Notes or any other indebtedness of Borrower to the Bank, (C) prejudice or impair, or result in the diminution of, any rights of the Bank with respect to the indebtedness evidenced by the Notes or any other indebtedness of Borrower to the Bank or any collateral pledged to secure such indebtedness, or (D) result in a Default or an Event of Default hereunder or under the Loan Documents or a default under or with respect to any other document or instrument evidencing and/or securing the Loans or any other material obligation of Borrower to any Person.

   7.13 Disposition of Assets. Borrower will not liquidate or dissolve itself (or suffer any liquidation or dissolution), and Borrower will not convey, sell, lease, pledge, or otherwise transfer or dispose of all or any substantial part of its property, assets or business other than in the ordinary course of business.

   7.14 Disposition of Account. Borrower will not sell, discount or otherwise dispose of its notes, Accounts, Chattel Paper, Deposit Accounts, Documents, General Intangibles or Instruments (all as defined in the Pennsylvania Uniform Commercial Code) except to, or with, the Bank.

   7.15 Capital Expenditures. Borrower shall not permit its annual capital expenditures, including, but not limited to, purchase money indebtedness, to exceed $100,000.00 in any year of the Loans.

   7.16 Seller Note. Borrower will not pay any indebtedness (principal or interest) pursuant to the terms of the Seller Note at any time during the continuance of an Event of Default specified in Section 8.1 (a) hereof.

   7.17 Rado Employment Agreement. Borrower will not pay any amount due and payable pursuant to the terms of the Rado Employment Agreement at any time during the continuance of an Event of Default specified in Section 8.1(a) hereof.

   7.18 Management Fees. Borrower will not pay any management fees to Guarantor at any time during the continuance of an Event of Default specified in Section 8.1(a) hereof.

                                   ARTICLE 8
                          EVENTS OF DEFAULT, REMEDIES

   8.1 Events of Default. Each of the following shall constitute an Event of
Default:

         (a) Payment. Failure by Borrower to pay the principal of, or accrued interest on, the Notes or any other instrument or obligation of Borrower to the Bank when such amounts become due, or the failure of Borrower to pay any other amount payable to the Bank under the Loan Documents, within five (5) days after such amount becomes due.

         (b) Representations, Warranties. Any representation or warranty made by Borrower in the Loan Documents shall prove to be false or misleading in any material respect as of the date when made.

         (c) Covenants. Failure by Borrower to observe or perform any covenants, conditions or provisions applicable to it contained in the Loan Documents [other than those described in paragraphs (a) and (b) above] provided that such failure shall continue for a period of thirty (30) days after written notice from the Bank to Borrower.

         (d) Other Obligations. Borrower defaults in:

            (i) any payment of principal of, or interest on, any obligations for borrowed money, including, but not limited to, the Subordinated Debt (other than the Notes or any such obligation payable to the Bank), or for the deferred purchase price of property beyond any grace and/or cure period provided with regard to such payment,

            (ii) the performance of any other material agreement, term or condition contained in any such obligation or in any agreement relating to such obligation subject to any grace and/or cure period with respect thereto, or

            (iii) the performance of any lease or other contract material to Borrower's business, if the effect of such default is to cause such obligation to become due or such lease or contract to be terminated prior to its stated maturity.

         (e) Voluntary Bankruptcy. Filing by Borrower of a voluntary petition in bankruptcy or a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law, or any formal written consent to, approval of, or acquiescence in, any such petition or proceeding by Borrower, the application by Borrower for, or the appointment by consent or acquiescence of, a receiver or trustee of, Borrower or for all or a substantial part of its property; the making by Borrower of an assignment for the benefit of creditors.

         (f) Involuntary Bankruptcy. Filing of any involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law; or the involuntary appointment of a receiver or trustee of Borrower, or for all or a substantial part of the property of Borrower; and the continuance of any of such events for a period of sixty (60) days undismissed, unbonded or undischarged.

         (g) Reportable Event. If (1) any Reportable Event that the Bank reasonably determines in good faith creates a reasonable possibility of the termination of any Plan or of the appointment by the appropriate United States district court of a trustee to administer any Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to Borrower by the Bank, or (2) any Plan shall be terminated, or (3) the plan administrator of any Plan shall file with the PBGC a notice of intention to terminate such Plan, or (4) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan and such proceedings shall remain undismissed or unstayed for three (3) business days and if, in any of the cases described in the foregoing clauses (1) to (4), the Bank further reasonably determines in good faith that the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Plan would have a material adverse effect on the financial condition, properties or operations of Borrower if a lien against the assets of Borrower were to result under ERISA.

         (h) Default by Guarantor. The occurrence of an Event of Default as defined in any document or instrument executed and delivered by the Guarantor to the Bank as collateral security for the Loans provided for herein.

         (i) Default by J.M. Ahle Co., Inc. The occurrence of an Event of Default as defined in any document or instrument executed and delivered by J.M. Ahle Co., Inc. (f/k/a Moro Acquisition Corp.) to the Bank.

         (j) Material Adverse Change. The occurrence of a material adverse change in the financial condition of Borrower in the reasonable business judgment of the Bank.

   8.2 Acceleration and Termination of Commitments.

         (a) Upon the occurrence of an Event of Default specified in paragraphs
(a) through (d) and (g) through (i) of Section 8.1 of this Agreement, the Bank may:

            (i) terminate immediately and irrevocably the unused portions of the credit availability evidenced by the Notes;

            (ii) declare the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Notes and all other Liabilities from Borrower to the Bank to be immediately due and payable whereupon the Notes, all such accrued interest and all such

Liabilities shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and

            (iii) pursue all other remedies of the Bank provided for in the Loan Documents as well as those available at law and in equity.

         (b) Upon the occurrence of an Event of Default specified in paragraphs
(e) and (f) of Section 8.1 of this Agreement, the unused portions of the credit availability evidenced by the Notes shall automatically and immediately terminate and the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Notes and all other instruments of obligation of the Guarantor and Borrower to the Bank shall automatically and immediately become due and payable, in all cases without any action on the part of the Bank.

         (c) Upon the occurrence of an Event of Default, the rate of interest on the Notes shall be increased to a rate equal to two percent (2%) above the interest rate payable on the date of default (the "Default Rate"). Interest at the rate provided for in the Notes, or at the Default Rate, shall continue to accrue at such rate, and continue to be paid even after default, maturity, acceleration, recovery of judgment, bankruptcy or insolvency proceeding of any kind until such monetary default has been cured.

   8.3 Right of Set-Off. Upon the occurrence of an Event of Default, the Bank shall have the right, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of the Notes, any debt owing to Borrower by the Bank and any funds in any deposit account maintained by any of them with the Bank.

   8.4 Marshalling.

         (a) If an Event of Default shall have occurred and be continuing, the Bank shall not be required to marshal any present or future security for, or guarantees of, the Liabilities or to resort to any such security or guarantees in any particular order.

         (b) Borrower waives, to the fullest extent it lawfully can, any right it might have to require the Bank to pursue any particular remedy before proceeding against it, and any right to the benefit of, or to direct the application of the proceeds of, any Collateral until the Notes and all other Liabilities have been paid in full.

   8.5 Cumulative Remedies. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law or in equity.

                                   ARTICLE 9
                                 MISCELLANEOUS

   9.1 Waivers.

         (a) No failure or delay on the part of the Bank in exercising any right, power or privilege under the Loan Documents shall operate as a waiver of any right, power or privilege, except as and to the extent that the assertion of such right, power or privilege shall be barred by an applicable statute of limitations.

         (b) No single or partial exercise of, or abandonment or discontinuance of steps to enforce, any right, power or privilege under the Loan Documents shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

         (c) BORROWER AND GUARANTOR DO HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WHETHER ARISING OUT OF, UNDER OR BY REASON OF THE LOAN DOCUMENTS OR ANY ASSIGNMENT OR TRANSACTION THEREUNDER. BORROWER AND GUARANTOR UNDERSTAND THAT THE BANK IS RELYING ON THIS WAIVER IN MAKING THE LOANS PROVIDED FOR HEREIN.

   9.2 Notices. All notices, requests and demands to or upon the parties shall be deemed to have been given or made on the day of personal service or on the day they are deposited in the mails, postage prepaid, registered or certified mail, return receipt requested, or by nationally-recognized overnight courier providing proof of delivery, or, in the case of telegraphic notice, when delivered to the telegraph company, charges prepaid, addressed to the parties at the addresses set forth below or to such other address as may be hereafter designated in writing in accordance herewith:

Borrower:
                         c/o Moro Corporation
                         111 Presidential Boulevard
                         Suite 240
                         Bala Cynwyd, Pennsylvania 19004
                         Attention: David W. Menard, President

with a copy to its counsel:

                         Lurio & Associates, P.C.
                         One Commerce Square
                         Suite 2340
                         Philadelphia, Pennsylvania 19103-7015
                         Attention: Douglas M. Lurio, Esquire

The Bank:

                         Sovereign Bank
                         Radnor Corporate Center
                         Suite 210
                         Radnor, Pennsylvania 19087
                         Attention: Michael J. Hassett, Vice President

   9.3 Legal Costs, Filing Costs. If at any time or times hereafter the Bank employs counsel to prepare or consider approvals, waivers or consents, or to intervene, file a petition, answer, motion or other pleading in any suit or proceeding relating to this Agreement or relating to any Collateral, or to protect, take possession of, or liquidate any Collateral, or to attempt to enforce any security interest or lien in any Collateral, or to enforce any rights of the Bank or liabilities of Borrower's Account Debtors, or any other person, firm or corporation which may be obligated to the Bank by virtue of the Loan Documents, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall become a part of Borrower's Liabilities secured by the Collateral, payable on demand.

   Borrower further agrees to reimburse the Bank for its out-of-pocket expenses, including but not limited to attorneys' fees and other costs of preparation and filing of the Loan Documents and other documents as required by law or deemed necessary by the Bank, including, but not limited to, the cost of all lien searches deemed necessary by the Bank. Such costs and expenses shall be paid simultaneously with the execution of this Agreement and all such expenses hereafter incurred shall be paid within fifteen (15) days after notice by the Bank.

   9.4 Right of Entry. Upon the occurrence of an Event of Default, the Bank shall have the right to enter and remain upon the premises of Borrower without cost or charge to the Bank, and to use the same, together with materials, supplies, books and records of Borrower, for the purpose of liquidating or collecting the Collateral, or for the purpose of preparing for and conducting the sale of Collateral, whether by foreclosure, auction or otherwise.

   9.5 Warrant to Confess Judgment in Replevin. Upon the occurrence of an Event of Default, Borrower authorizes and empowers the Prothonotary or any attorney of any court of record to appear for Borrower and confess judgment against Borrower in favor of the Bank in any action of replevin instituted by the Bank to recover possession of the Collateral or any part thereof, for which this shall be his sufficient warrant. An affidavit made by someone acting on behalf of the Bank setting forth the facts necessary to authorize the entry of judgment shall be conclusive evidence of such facts, and no bond need be filed by the Bank. Upon the entry of judgment in replevin for possession, a writ of possession may issue forthwith, without any prior writ or proceedings whatsoever. The right to confess judgment herein contained may be exercised from time to time and shall not be exhausted by one or more exercises thereof. Borrower hereby expressly agrees that in exercising the right to confess judgment herein contained, the Bank need not cause the original of this Agreement to be filed, but a copy authenticated by someone acting on behalf of the Bank shall be sufficient.

   9.6 No Waiver. The Bank's failure at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained in this Agreement shall not waive, affect or diminish any right of the Bank at any time or times hereafter to demand strict performance therewith and with respect to any other provisions, warranties, terms and conditions contained in this Agreement and any waiver of any Event of Default shall not waive or affect any other Event of Default, whether prior or subsequent thereto, and whether of the same or a different type. None of the warranties, conditions, provisions and terms contained in this Agreement shall be deemed to have been waived by any act or knowledge of the Bank, its agents, officers or employees except by an instrument in writing signed by an officer of the Bank and directed to Borrower specifying such waiver.

   9.7 Application of Proceeds.

         (a) On and after the date, if any, on which the Borrower's Liabilities to the Bank are accelerated pursuant to Section 8.2 of this Agreement, Borrower irrevocably waives the right to direct the application of all subsequent payments (including proceeds of Collateral) which the Bank receives from or for the benefit of Borrower.

         (b) The proceeds of any sale or other disposition of any Collateral shall be applied by the Bank in the following order:

            (i) first, to the payment of all costs and expenses due under the Loan Documents, including without limitation all costs and expenses of collecting Borrower's Liabilities and reasonable attorneys' fees;

            (ii) second, to the payment in full of all accrued and unpaid interest on Borrower's Liabilities;

            (iii) third, to the payment in full of the principal balance of Borrower's Liabilities; and

            (iv) fourth, to Borrower to the extent of any surplus.

         (c) Borrower shall remain liable to the Bank for any deficiency in payment of Borrower's Liabilities after application of the proceeds in accordance with paragraph (b).

   9.8 Representation. Warranties.

         (a) All representations, warranties, covenants and agreements made in the Loan Documents shall survive the execution and delivery of this Agreement, the making of the Advances under this Agreement and the issuance of the Notes.

         (b) The provisions of Section 9.3 of this Agreement shall survive payment of the Notes and all other Liabilities of Borrower to the Bank.

   9.9 Successors. This Agreement shall be binding upon and inure to the benefit of Borrower and the Bank and their respective successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement without the prior written consent of the Bank.

   9.10 Governing Law. The Loan Documents, and the rights and obligations of the parties under the Loan Documents, shall be governed by, and construed and interpreted in accordance with, the domestic, internal laws, but not the law of conflict of laws, of the Commonwealth of Pennsylvania.

   9.11 Headings. The section, subsection, paragraph and other headings in this Agreement are for reference purposes only and shall not control or affect the construction or interpretation of this Agreement in any respect.

   9.12 Severability. The parties intend the provisions of this Agreement to be severable. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of that provision in any other jurisdiction, or the remaining provisions of this Agreement in any jurisdiction.

   9.13 Entire Agreement. This Agreement and the Loan Documents represent the entire agreement and understanding of the parties, and may not be amended subsequently by oral statements of, or courses of dealing between, the parties.

   9.14 Location of Business; Inventory; Records. Borrower maintains its only place of business and substantially all of its records, inventory and assets at the following location:

                         26 Industrial Parkway
                         Bloomsburg, Pennsylvania 19815

   Borrower will notify the Bank in advance of any change in the location of any business of Borrower, including any change in the location of records and inventory, whether by reason of the establishment of a new place of business or the discontinuance of a present place of business.

   9.15 Conflicting Provisions. In the event of any direct conflict between the provisions of this Agreement and the provisions of other Loan Documents, the provisions of this Agreement shall control.

   9.16 Submission to Jurisdiction. Borrower hereby irrevocably and unconditionally waives any right to claim immunity in respect of itself or any of its property or assets, including immunity from jurisdiction, immunity from attachment prior to entry of judgment, immunity from attachment in aid of execution of judgment, in any suit, action or proceeding arising out of or relating to this Agreement. In addition, Borrower and the Bank agree that any suit, action or proceeding may be instituted in the Courts of Common Pleas of Delaware or Montgomery County, Pennsylvania or in the United States District Court of the Eastern District of Pennsylvania, and irrevocably and unconditionally submit to the jurisdiction of any such court for such purpose.

   9.17 Name Change. Borrower and the Bank hereby acknowledge and agree that Borrower will change its corporate name to "Rado Enterprises, Inc." upon the consummation of the transactions contemplated by the Acquisition Documents. It is the stated intention of the parties hereto that all references in this Agreement and/or any of the other Loan Documents to "Moro/Rado Acquisition Corp." and/or any variant thereof shall be deemed to include for all purposes hereof and thereof "Rado Enterprises, Inc." and all variants thereof.

   IN WITNESS WHEREOF, Borrower, Guarantor and Bank, intending to be legally bound hereby, have caused this Agreement to be duly executed on the day and year first above written.

                                   BORROWER:

                                   MORO/RADO ACQUISITION CORP.

                                   By: /s/ David W. Menard
                                      -------------------------------------
                                        David W. Menard, Chairman


                                   GUARANTOR:

                                   MORO CORPORATION

                                   By: /s/ David W. Menard
                                      -------------------------------------
                                        David W. Menard, President


                                   SOVEREIGN BANK

                                   By: /s/ Michael J. Hassett
                                      -------------------------------------
                                        Michael J. Hassett, Vice President

                               SCHEDULE 4.10 (b)

                         Disclosures Regarding Accounts

   None.

                                SCHEDULE 4.12(d)

          Disclosure of Facts That Could Have Material Adverse Effects

   None.

                                 SCHEDULE 4.13

                             Contingent Liabilities

Liabilities of Borrower under payment or performance bonds issued for Borrower's benefit.

                                 SCHEDULE 4.14

                 Trademarks, Tradenames, Patents and Copyrights

   Rado Enterprises, Inc.

SCHEDULE 4.17

Disclosures Regarding Strikes, Labor Negotiations, etc, and Collective Bargaining Agreements

1. Agreement dated as of May 1, 1999 by and between the Mechanical Contractors Association of Central Pennsylvania, Harrisburg, Pennsylvania and the Plumbers and Pipefitters Local Union No. 520 of the United Association of Journeymen and Apprentices of the United States and Canada (A.F.L.-C.I.O.) and Joinder of Borrower thereto dated as of August 9, 1999.

2. Collective Bargaining Agreement dated as of June 1, 2002 by and between the Mechanical Contractors Association of Northeastern Pennsylvania, Inc. (Borrower as a member thereof) and U.A. Local Union No. 524 of the Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (A.F.L.-C.I.O.).

3. Agreement dated as of June 1 1998 by and between the Sheet Metal Workers' International Association, Local Union No. 19, and the Sheet Metal Contractors Association of Central Pennsylvania (Borrower as a member thereof) and Memorandum Agreement dated as of March 8, 2001 between Local Union No. 19 and Borrower.

4. Agreement dated as of May 1, 2002 by and between Sheet Metal Contractors' Association of Northeastern Pa., Inc. (and Borrower) and Local Union No. 44 of Sheet Metal Workers' International Association.

                                  SCHEDULE 7.1


                                      Debt

1. All debt incurred by Borrower under the Asset Purchase Agreement dated July 31, 2002 by and among Borrower, Seller and Rado ("Asset Purchase Agreement"), including payment of the Purchase Price (as such term is defined in Section VI of the Asset Purchase Agreement).

2. All Assumed Liabilities as such term is defined in Section IV.B of the Asset Purchase Agreement.

3. Existing Nonassignable Construction Contracts and Existing Contract Bonds as those terms are defined in Section V of the Asset Purchase Agreement.

4. Debt incurred by Borrower under the Seller Employment Agreement.

                                  SCHEDULE 7.9


                                     Leases

1. Lease dated September 30, 2002 between Borrower and RAM Buildings, a Pennsylvania partnership.

2. Short term equipment leases for equipment used by Borrower in connection with construction projects.